Exhibit 3.1

THIRD AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LEGACY ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of LEGACY ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is: Legacy Acquisition Corp.

2.	The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 15, 2016 (the “Original Certificate”).

3.	The amended and restated certificate of incorporation, which restated and further amended the provisions of the Original Certificate, was filed with the Secretary of State of the State of Delaware on November 16, 2017, which was corrected pursuant to a corrected amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on November 20, 2017, which was amended pursuant to that Amendment to the Amended and Restated Certification of Incorporation filed with the Secretary of State of the State of Delaware on October 22, 2019, and which was further amended pursuant to that Second Amendment to the Amended and Restated Certification of Incorporation filed with the Secretary of State of the State of Delaware on May 18, 2020 (the “Amended and Restated Certificate”).

4.	This Third Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

5.	This Amendment was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate.

6.	The text of Section 7.3 is hereby amended and restated to read in full as follows:

“Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the holders of our Class A common stock, voting separately as a class, must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders; however, any action required or permitted to be taken by either (a) the holders of our Class F common stock, voting separately as a class, or (b) the holders of our Class F common stock and Class A common stock, voting together as a single class, may be taken by written consent in lieu of a meeting of stockholders.”

IN WITNESS WHEREOF, I have signed this Amendment this 4th day of September, 2020.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Title:	Chairman and Chief Executive Officer